Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Agreement with Genentech and Roche to Settle Litigation and Arbitration

INCLINE VILLAGE, NV, February 3, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it has entered into an agreement with Genentech, Inc. (Genentech) and F. Hoffmann-La Roche Ltd. (Roche) which resolves all outstanding legal disputes between the parties, including its Nevada litigation with Genentech and Roche and its arbitration proceedings with Genentech related to the audit of royalties on sales.

Under the terms of the agreement, effective retroactively to August 15, 2013, Genentech will pay a fixed royalty rate of 2.125 percent on worldwide sales of Avastin®, Herceptin®, Lucentis® Xolair®, Kadcyla® and Perjeta® , as compared to the previous tiered royalty rate in the U.S and the fixed rate on all ex-U.S based manufactured and sold licensed products. Pursuant to the agreement, Genentech and Roche confirm that Avastin, Herceptin, Lucentis, Xolair and Perjeta are licensed products as defined in the relevant license agreements between the parties, and further agree that Kadcyla is a licensed product. Genentech will pay these royalties on all worldwide sales of Avastin, Herceptin, Xolair, Perjeta and Kadcyla occurring on or before December 31, 2015. With respect to Lucentis, Genentech will owe no royalties on U.S. sales occurring after June 30, 2013, and will pay a royalty of 2.125 percent on all ex-U.S. sales occurring on or before December 28, 2014. Pursuant to a separate agreement, Roche Glycart agreed that Gazyva® is a licensed product. The royalty term and royalty rate for Gazyva remain unchanged from the existing license agreement pertaining thereto.

The agreement precludes Genentech and Roche from challenging the validity of PDL’s Queen patents, including its supplementary protection certificates in Europe (“SPCs”), from contesting their obligation to pay royalties, from contesting patent coverage for Avastin, Herceptin, Lucentis, Xolair, Perjeta, Kadcyla and Gazyva and from assisting any third party in challenging PDL’s Queen patents and SPCs. The agreement further outlines the conduct of any audits initiated by PDL of the books and records of Genentech in an effort to ensure a full and fair audit procedure. Finally, the agreement clarifies that the sales amounts from which the royalties are calculated do not include certain taxes and discounts.

The settlement agreement provides greater certainty for each of the parties in terms of the royalty rate payable under the agreement and the period over which they will be payable. PDL expects to recognize royalty revenue on the licensed products until the first quarter of 2016. Additionally, the settlement terms provide for a better definition of revenues and audit inspection procedures related to the arbitration dispute filed by PDL.

“The agreement announced today equitably resolves our litigation and arbitration in a way that benefits PDL’s shareholders, said John P. McLaughlin, president and chief executive officer of PDL BioPharma. “The royalty rate reflects an increase over historical rates and there is now certainty around the period for which we will continue to receive royalties.”

The settlement and the related agreement are conditional upon entry of a proposed order dismissing the underlying litigation and dismissal of the AAA arbitration filed by PDL.

About PDL BioPharma

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $500 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of PDL and its markets, particularly those discussed in the risk factors and cautionary statements in filings made by PDL with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and PDL assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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